Exhibit 99.1

For more information:

Joe Zanco, President and CEO

(337) 948-3033

For Immediate Release

Release Date: October 26, 2023

Catalyst Bancorp, Inc. Announces 2023 Third Quarter Results

Opelousas, Louisiana – Catalyst Bancorp, Inc. (Nasdaq: “CLST”) (the “Company”), the parent company for Catalyst Bank (the “Bank”) (www.catalystbank.com), reported financial results for the third quarter of 2023. For the quarter, the Company reported net income of $170,000, up $131,000, compared to net income of $39,000 for the second quarter of 2023.

“We grew our loan portfolio during the quarter by helping local businesses grow,” said Joe Zanco, President and Chief Executive Officer of the Company and the Bank. “Although deposit competition remains tough, more and more people in our community are coming to understand how keeping their deposits in local banks helps our economy expand.”

Capital and Share Repurchases

The Bank maintains an exceptional capital position with a total risk-based capital ratio of 56.23% and 57.27% at September 30, 2023 and June 30, 2023, respectively. At September 30, 2023 and June 30, 2023, consolidated shareholders’ equity totaled $82.2 million, or 31.9% of total assets, and $84.3 million, or 31.7% of total assets, respectively.

On April 27, 2023, the Company announced its second share repurchase plan (the “April 2023 Repurchase Plan”). Under the April 2023 Repurchase Plan, the Company may purchase up to 252,000 shares, or approximately 5% of the Company’s outstanding shares of common stock. During the third quarter of 2023, the Company repurchased 81,252 shares of its common stock at an average cost per share of $12.33. At September 30, 2023, 75,290 shares were available for repurchase under the April 2023 Repurchase Plan.

Loans

Loans totaled $135.7 million at September 30, 2023, up $2.2 million, or 2%, from June 30, 2023. The increase in total loans during the third quarter of 2023 was primarily due to growth in commercial and industrial and construction loans, which was partially offset by net declines in one- to four-family residential real estate loans. The increase in commercial and industrial loans was largely driven by equipment loans. Construction and land loan growth was mainly due to residential construction loans.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(Dollars in thousands)	9/30/2023	6/30/2023	Increase (Decrease)
Real estate loans
One- to four-family residential	$83,973	$85,655	$(1,682)	(2)%
Commercial real estate	19,113	19,175	(62)	-
Construction and land	6,622	4,620	2,002	43
Multi-family residential	3,424	3,094	330	11
Total real estate loans	113,132	112,544	588	1
Other loans
Commercial and industrial	19,634	17,609	2,025	11
Consumer	2,906	3,340	(434)	(13)
Total other loans	22,540	20,949	1,591	8
Total loans	$135,672	$133,493	$2,179	2%

The majority of the Company’s loan portfolio consists of real estate loans secured by properties in our local market area, the Acadiana region of south Louisiana. Loans secured by one- to four-family residential properties accounted for 62% of total loans and commercial real estate loans accounted for 14% of total loans at September 30, 2023. Approximately 64% of our real estate loans have adjustable rates and, of our total real estate loans, approximately $54.7 million, or 48%, are scheduled to re-price or mature during the next 12 months.

Our non-real estate loans primarily consist of commercial and industrial loans, which amounted to 14% of total loans, at September 30, 2023. This segment of the portfolio largely consists of loans to local businesses involved in industrial manufacturing and equipment, communications, and professional services. Approximately 34% of our commercial and industrial loans have adjustable rates and, of total commercial and industrial loans, approximately $9.1 million, or 47% are scheduled to re-price or mature during the next 12 months.

Credit Quality and Allowance for Credit Losses

At September 30 and June 30, 2023, non-performing assets (“NPAs”) totaled $2.1 million and $2.2 million, respectively, and the ratio of NPAs to total assets was 0.82% at such dates. Non-performing loans (“NPLs”) totaled $2.1 million, or 1.54% of total loans, at September 30, 2023 and $1.9 million, or 1.42% of total loans, at June 30, 2023. At September 30, 2023 and June 30, 2023, over 94% of total NPLs were one- to four-family residential mortgage loans.

At September 30, 2023 the allowance for loan losses totaled $2.0 million, or 1.50% of total loans, compared to $2.1 million at June 30, 2023, or 1.56% of total loans. During the third quarter of 2023, $62,000 of the allowance for loan losses was reallocated to the allowance for credit losses on unfunded commitments due to an increase in unfunded commercial lending commitments.

Net loan recoveries totaled $17,000 during the third quarter of 2023, compared to net recoveries of $13,000 for the second quarter of 2023. The total provision for credit losses on loans and unfunded commitments was zero for the third quarter and the first nine months of 2023.

Investment Securities

Total investment securities were $85.3 million, or 33% of total assets, at September 30, 2023. Our investment securities portfolio consists primarily of government-sponsored mortgage-backed securities and debt obligations issued by the U.S. government and government agencies. The Company has not purchased investment securities since the fourth quarter of 2022. We have also not sold or reclassified securities since the Federal Reserve Board began raising interest rates in March 2022.

At September 30, 2023, 86% of total investment securities, based on amortized cost, were classified as available-for-sale. Net unrealized losses on securities available-for-sale totaled $12.8 million at September 30, 2023, compared to $10.9 million at June 30, 2023. The increase in unrealized losses principally relates to further increases in market interest rates for similar securities during the third quarter of 2023.

The following table summarizes the amortized cost and fair value of our investment securities portfolio as of September 30, 2023.

	September 30, 2023
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Mortgage-backed securities	$67,604	$-	$(11,181)	$56,423
U.S. Government and agency obligations	10,985	-	(949)	10,036
Municipal obligations	6,014	-	(665)	5,349
Total available-for-sale	$84,603	$-	$(12,795)	$71,808
Securities held-to-maturity
U.S. Government and agency obligations	$13,004	$-	$(2,846)	$10,158
Municipal obligations	460	-	(45)	415
Total held-to-maturity	$13,464	$-	$(2,891)	$10,573

Deposits and Liquidity

Total deposits were $165.2 million at September 30, 2023, down $6.2 million, or 4%, from June 30, 2023. Average deposits totaled $170.6 million during the third quarter of 2023, down $1.9 million, or 1%, compared to the second quarter of 2023. The decrease in total deposits during the third quarter of 2023 was largely due to declines in non-interest-bearing public funds and large commercial deposits.

During the first quarter of 2023, the Company gained $6.9 million in non-interest-bearing public funds, which were granted to an existing customer for a designated project. During the third quarter 2023, the project commenced and $4.1 million of the designated funds were disbursed. Overall, our public funds consist primarily of non-interest-bearing and interest-bearing demand deposits from municipalities within our market. At September 30, 2023, total public fund deposits amounted to $26.4 million, or 16% of total deposits, compared to $24.7 million, or 14% of total deposits, at June 30, 2023.

Our total uninsured deposits (that is deposits in excess of the FDIC’s insurance limit), inclusive of public funds, were approximately $45.2 million at September 30, 2023 and $50.2 million at June 30, 2023. Total uninsured non-public funds deposits were approximately $23.9 million and $30.5 million at September 30 and June 30, 2023, respectively. The full amount of our public fund deposits in excess of the FDIC’s insurance limit are secured by pledging investment securities. At September 30, 2023, the amortized cost and fair value of investment securities pledged to secure public fund deposits totaled $49.7 million and $41.7 million, respectively.

The following table sets forth the composition of the Bank’s deposits as of the dates indicated.

(Dollars in thousands)	9/30/2023	6/30/2023	Increase (Decrease)
Non-interest-bearing demand deposits	$33,222	$41,482	$(8,260)	(20)%
Interest-bearing demand deposits	38,881	34,159	4,722	14
Money market	15,473	18,798	(3,325)	(18)
Savings	27,237	26,927	310	1
Certificates of deposit	50,407	50,007	400	1
Total deposits	$165,220	$171,373	$(6,153)	(4)%

The ratio of the Company’s total loans to total deposits was 82% and 78% as of September 30 and June 30, 2023, respectively. In addition to our primary sources of liquidity, our secondary sources of liquidity include FHLB advances, borrowings from the Federal Reserve and a line of credit from our primary correspondent bank. At September 30, 2023, we had available capacity to borrow $48.0 million from the FHLB and $17.8 million from our primary correspondent bank. In addition, securities held by the Bank with a total par value of $35.7 million were available to pledge as collateral for borrowings from the Federal Reserve at September 30, 2023.

Net Interest Income

The net interest margin for the third quarter of 2023 was 3.13%, up 11 basis points compared to the prior quarter. The average yield on interest-earning assets increased by 23 basis points to 3.91% for the third quarter of 2023, while the average rate on interest-bearing liabilities increased by 21 basis points to 1.38%, compared to the second quarter of 2023.

Net interest income for the third quarter of 2023 was $2.0 million, up $69,000, or 4%, from the second quarter of 2023 primarily due to an increase in interest income on loans (up $161,000, or 10%) partially offset by an increase in interest expense on deposits (up $77,000, or 22%). Though demand for higher rates and competition for deposit accounts remained persistent, the rise in yield on our adjustable rate loans helped the increase in interest income outpace the increase in interest expense.

The following table sets forth, for the periods indicated, the Company’s total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Taxable equivalent (“TE”) yields have been calculated using a marginal tax rate of 21%. All average balances are based on daily balances.

	Three Months Ended
	9/30/2023			6/30/2023
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
INTEREST-EARNING ASSETS
Loans receivable(1)	$134,851	$1,852	5.45%	$133,394	$1,691	5.09%
Investment securities(TE)(2)	99,373	403	1.64	101,630	413	1.65
Other interest earning assets	16,915	214	5.02	18,403	218	4.73
Total interest-earning assets(TE)	$251,139	$2,469	3.91%	$253,427	$2,322	3.68%
INTEREST-BEARING LIABILITIES
NOW, money market and savings accounts	$83,051	$154	0.73%	$83,962	$142	0.68%
Certificates of deposit	50,526	274	2.15	51,185	209	1.64
Total interest-bearing deposits	133,577	428	1.27	135,147	351	1.04
FHLB advances	9,306	69	2.93	9,264	68	2.94
Total interest-bearing liabilities	$142,883	$497	1.38%	$144,411	$419	1.17%
Net interest-earning assets	$108,256			$109,016
Net interest income; average interest rate spread(TE)		$1,972	2.53%		$1,903	2.51%
Net interest margin(TE)(3)			3.13%			3.02%

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts and loans in-process.
(2)	Average investment securities does not include unrealized holding gains/losses on available-for-sale securities.
(3)	Equals net interest income divided by average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.

Non-interest Income

Non-interest income for the third quarter of 2023 was $306,000, down $11,000, or 3%, from the second quarter of 2023 primarily due to lower debit card income.

Non-interest Expense

Non-interest expense for the third quarter of 2023 totaled $2.1 million, down $110,000, or 5%, compared to the second quarter of 2023.

Salaries and employee benefits expense totaled $1.1 million for the third quarter of 2023, down $37,000, or 3%, from the prior quarter primarily due to a decrease in employee count.

Professional fees totaled $100,000 for the third quarter of 2023, down $17,000, or 15%, from the prior quarter primarily due to a decline in legal fees and expenses.

Foreclosed assets expense totaled $2,000 for the third quarter of 2023, down $61,000 from the prior quarter. During the second quarter of 2023, the Company recorded a write-down of $62,000 on real estate held as foreclosed assets. The real estate had a carrying value of $259,000 at June 30, 2023 and the sale of the property closed in July 2023.

About Catalyst Bancorp, Inc.

Catalyst Bancorp, Inc. (Nasdaq: CLST) is a Louisiana corporation and registered bank holding company for Catalyst Bank, its wholly-owned subsidiary, with $257.9 million in assets at September 30, 2023. Catalyst Bank, formerly St. Landry Homestead Federal Savings Bank, has been in operation in the Acadiana region of south-central Louisiana for over 100 years. With a focus on fueling business and improving lives throughout the region, Catalyst Bank offers commercial and retail banking products through our six full-service branches located in Carencro, Eunice, Lafayette, Opelousas, and Port Barre. To learn more about Catalyst Bancorp and Catalyst Bank, visit www.catalystbank.com.

Forward-looking Statements

This press release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Catalyst Bancorp, Inc. and Catalyst Bank, and changes in the securities markets.  Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)	(Unaudited)		(Unaudited)
(Dollars in thousands)	9/30/2023	6/30/2023	12/31/2022	9/30/2022
ASSETS
Non-interest-bearing cash	$3,497	$4,769	$5,092	$4,558
Interest-bearing cash and due from banks	9,769	15,022	8,380	31,639
Total cash and cash equivalents	13,266	19,791	13,472	36,197
Investment securities:
Securities available-for-sale, at fair value	71,808	75,876	79,602	78,563
Securities held-to-maturity	13,464	13,468	13,475	13,480
Loans receivable, net of unearned income	135,672	133,493	133,607	131,942
Allowance for loan losses	(2,036)	(2,081)	(1,807)	(1,804)
Loans receivable, net	133,636	131,412	131,800	130,138
Accrued interest receivable	806	707	673	566
Foreclosed assets	37	296	320	320
Premises and equipment, net	6,160	6,111	6,303	6,392
Stock in correspondent banks, at cost	1,858	1,839	1,808	1,799
Bank-owned life insurance	13,917	13,813	13,617	13,519
Other assets	2,956	2,662	2,254	2,630
TOTAL ASSETS	$257,908	$265,975	$263,324	$283,604

LIABILITIES
Deposits:
Non-interest-bearing	$33,222	$41,482	$33,657	$31,988
Interest-bearing	131,998	129,891	131,437	152,239
Total deposits	165,220	171,373	165,094	184,227
Federal Home Loan Bank advances	9,333	9,288	9,198	9,153
Other liabilities	1,147	977	558	706
TOTAL LIABILITIES	175,700	181,638	174,850	194,086

SHAREHOLDERS' EQUITY
Common stock	48	49	53	53
Additional paid-in capital	45,855	47,032	51,062	50,902
Unallocated common stock held by benefit plans	(6,274)	(6,616)	(6,307)	(4,020)
Retained earnings	52,687	52,517	52,740	52,569
Accumulated other comprehensive income (loss)	(10,108)	(8,645)	(9,074)	(9,986)
TOTAL SHAREHOLDERS' EQUITY	82,208	84,337	88,474	89,518
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$257,908	$265,975	$263,324	$283,604

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	9/30/2023	6/30/2023	9/30/2022	9/30/2023	9/30/2022
INTEREST INCOME
Loans receivable, including fees	$1,852	$1,691	$1,466	$5,172	$4,584
Investment securities	403	413	381	1,243	1,062
Other	214	218	185	643	262
Total interest income	2,469	2,322	2,032	7,058	5,908
INTEREST EXPENSE
Deposits	428	351	93	1,012	272
Advances from Federal Home Loan Bank	69	68	69	205	205
Total interest expense	497	419	162	1,217	477
Net interest income	1,972	1,903	1,870	5,841	5,431
Provision for (reversal of) credit losses	-	-	(115)	-	(375)
Net interest income after provision for (reversal of) credit losses	1,972	1,903	1,985	5,841	5,806
NON-INTEREST INCOME
Service charges on deposit accounts	190	200	192	573	542
Gain (loss) on disposals and sales of fixed assets	-	-	-	-	(77)
Bank-owned life insurance	104	99	97	300	216
Federal community development grant	-	-	-	-	171
Other	12	18	7	44	20
Total non-interest income	306	317	296	917	872
NON-INTEREST EXPENSE
Salaries and employee benefits	1,141	1,178	1,168	3,522	3,647
Occupancy and equipment	198	198	203	609	640
Data processing and communication	228	220	216	675	666
Professional fees	100	117	157	346	472
Directors’ fees	116	114	75	345	185
ATM and debit card	68	61	76	187	184
Foreclosed assets, net	2	63	3	67	-
Advertising and marketing	25	22	36	77	187
Franchise and shares tax	19	25	15	71	131
Other	184	193	184	558	606
Total non-interest expense	2,081	2,191	2,133	6,457	6,718
Income (loss) before income tax expense (benefit)	197	29	148	301	(40)
Income tax expense (benefit)	27	(10)	13	19	(49)
NET INCOME	$170	$39	$135	$282	$9

Earnings per share:
Basic	$0.03	$0.01	$0.03	$0.06	$0.01
Diluted	0.03	0.01	0.03	0.06	0.01

CATALYST BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	9/30/2023	6/30/2023	9/30/2022	9/30/2023	9/30/2022
EARNINGS DATA
Total interest income	$2,469	$2,322	$2,032	$7,058	$5,908
Total interest expense	497	419	162	1,217	477
Net interest income	1,972	1,903	1,870	5,841	5,431
Provision for (reversal of) credit losses	-	-	(115)	-	(375)
Total non-interest income	306	317	296	917	872
Total non-interest expense	2,081	2,191	2,133	6,457	6,718
Income tax expense (benefit)	27	(10)	13	19	(49)
Net income	$170	$39	$135	$282	$9

AVERAGE BALANCE SHEET DATA
Total assets	$265,057	$268,095	$288,244	$268,339	$287,247
Total interest-earning assets	251,139	253,427	270,777	253,946	271,097
Total loans	134,851	133,394	131,827	134,013	132,301
Total interest-bearing deposits	133,577	135,147	151,571	137,042	150,006
Total interest-bearing liabilities	142,883	144,411	160,697	146,304	159,086
Total deposits	170,589	172,526	185,453	172,556	182,816
Total shareholders' equity	84,021	85,421	92,956	85,585	94,596

SELECTED RATIOS
Return on average assets	0.25%	0.06%	0.19%	0.14%	0.00%
Return on average equity	0.80	0.18	0.58	0.44	0.01
Efficiency ratio	91.34	98.73	98.44	95.55	106.58
Net interest margin(TE)	3.13	3.02	2.75	3.08	2.68
Average equity to average assets	31.70	31.86	32.25	31.89	32.93
Common equity Tier 1 capital ratio(1)	54.97	56.02	57.84
Tier 1 leverage capital ratio(1)	31.08	30.64	28.29
Total risk-based capital ratio(1)	56.23	57.27	59.09

(1)	Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.

CATALYST BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA
(continued)

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	9/30/2023	6/30/2023	9/30/2022	9/30/2023	9/30/2022
ALLOWANCE FOR CREDIT LOSSES
Allowance for loan losses:
Beginning balance	$2,081	$2,070	$1,980	$1,807	$2,276
CECL adoption impact	-	-	-	209	-
Provision for (reversal of) loan losses	(62)	(2)	(115)	(64)	(375)
Charge-offs	(9)	(10)	(90)	(26)	(191)
Recoveries	26	23	29	110	94
Net (charge-offs) recoveries	17	13	(61)	84	(97)
Ending balance	$2,036	$2,081	$1,804	$2,036	$1,804

Allowance for unfunded commitments:
Beginning balance	218	216	-	-	-
CECL adoption impact	-	-	-	216	-
Provision for losses on unfunded commitments	62	2	-	64	-
Ending balance	$280	$218	$-	$280	$-

Total allowance for credit losses, end of period	$2,316	$2,299	$1,804	$2,316	$1,804
Total provision for (reversal of) credit losses	-	-	(115)	-	(375)

CREDIT QUALITY(1)
Non-accruing loans	$1,961	$1,629	$1,221
Accruing loans 90 days or more past due	127	260	379
Total non-performing loans	2,088	1,889	1,600
Foreclosed assets	37	296	320
Total non-performing assets	$2,125	$2,185	$1,920

Total non-performing loans to total loans	1.54%	1.42%	1.21%
Total non-performing assets to total assets	0.82	0.82	0.68

(1)	Credit quality data and ratios are as of the end of each period presented.